Exhibit 12.1

STATEMENT REGARDING COMPUTATION

OF RATIO OF EARNINGS TO FIXED CHARGES

MANPOWER INC.

(in millions)

6 Months Ended June 30, 2007
Earnings:
Earnings before income taxes from continuing operations	$363.0
Fixed charges	88.1

$451.1

Fixed charges:
Interest (expensed or capitalized)	$31.0
Estimated interest portion of rent expense	57.1

$88.1

Ratio of earnings to fixed charges	5.1

	Years Ended December 31,
	2006	2005	2004	2003	2002
Earnings:
Earnings before income taxes from continuing operations	$481.9	$387.0	$371.6	$223.3	$186.2
Fixed charges	162.8	153.2	153.0	124.4	116.5

	$644.7	$540.2	$524.6	$347.7	$302.7

Fixed charges:
Interest (expensed or capitalized)	$54.1	$46.7	$45.3	$41.2	$42.3
Estimated interest portion of rent expense	108.7	106.5	107.7	83.2	74.2

	$162.8	$153.2	$153.0	$124.4	$116.5

Ratio of earnings to fixed charges	4.0	3.5	3.4	2.8	2.6

Note:	The calculation of ratio of earnings to fixed charges set forth above is in accordance with Regulation S-K, Item 601(b)(12). This calculation is different than the fixed charge ratio that is required by our various borrowing facilities.